Exhibit 23.4

INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement on Form F-1, Amendment No. 4, for Wowjoint Holding Limited of our report dated September 15, 2010, relating to the balance sheet of China Fundamental Acquisition Corporation as of December 31, 2009 and the related statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2009.

Included in our report is reference to the financial statements for the period December 12, 2007 (inception) through December 31, 2009, with respect to the statements of operations, changes in shareholders’ equity and cash flows. With respect to these financial statements for the period from December 12, 2007 (inception) through December 31, 2008, this period was audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts for this period, is based solely on the report of the other auditors.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/Sherb & Co., LLP
Sherb & Co., LLP
New York, NY
March 21, 2011